VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499









                              Notice of 1996
                              Annual Meeting of
                              Stockholders and
                              Proxy Statement





  Fellow Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Saturday, May 4, 1996, commencing at 10:00 a.m., Washington, D.C. time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

     In addition, at the meeting we will review the activities of the company during the past year and its current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

     To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it in the enclosed envelope. Your vote is important.

                              Very truly yours,

                              VSE CORPORATION

                              /s/  D. M. Ervine

                              D. M. Ervine
                              Chairman of the Board
                                   and Chief Executive Officer






  April 3, 1996
  VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499


  Notice of Annual Meeting of Stockholders
                      to be Held ON May 4, 1996

  To the Stockholders of VSE Corporation:

     Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Saturday, May 4, 1996, commencing at 10:00 a.m., Washington, D.C. time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

     2. To ratify the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 1996;

     3. To consider and act on the proposed VSE Corporation 1996 Stock Option Plan; and

     4. To transact such other business as may properly come before the meeting or at any adjournment thereof.

     Only record holders of VSE common stock as of the close of business on March 20, 1996, will be entitled to notice of, and to vote at, the annual meeting or at any adjournments thereof. The list of stockholders entitled to vote at the meeting or at any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

     The VSE Corporation 1995 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

     Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed envelope, which requires no postage if mailed within the United States of America. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.


                              By Order of the Board of Directors,

                              /s/ C. S. Weber

                              C. S. Weber
                              Secretary

  April 3, 1996

  VSE CORPORATION



                       PROXY STATEMENT

                Annual Meeting of Stockholders
                  to be held on May 4, 1996




                        INTRODUCTION


  General

    This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by the board of directors of VSE (the "Board") for use at VSE's annual meeting of stockholders to be held on Saturday, May 4, 1996, commencing at 10:00 a.m., Washington, D.C. time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof (the "Meeting") for the purposes specified in the accompanying notice of meeting.

    The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is (703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being provided to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 3, 1996.

    The close of business on March 20, 1996, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of the outstanding VSE common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 20, 1996, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. As of the close of business on March 20, 1996, there were 869,167 shares of Stock outstanding and approximately 320 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 20, 1996, on all matters which may be submitted to the stockholders at the Meeting.

  Voting and Revocation of Proxies

    All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted for (a) the election as VSE directors of the nine nominees listed below under "Election of Directors," (b) the ratification of the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 1996, and (c) the adoption of the VSE Corporation 1996 Stock Option Plan, all as discussed below.

    Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

    As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

    A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.


             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of Stock, as of March 20, 1996, (a) by each person known by VSE to beneficially own more than 5% of the then outstanding
  Stock, (b) by each VSE director, (c) by each of the named VSE executive officers, and (d) by all VSE directors and executive officers as a group.
  The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.
                                     Amount of Beneficial       Percent of
  Name of Beneficial Owner          Ownership (Shares) (1)   Outstanding Stock
  ------------------------          ----------------------   -----------------
  VSE Corporation
     ESOP/401(k) Plan                     345,573 (2)           39.8%
  B. S. Bartholomew                         6,255 (3)           *
  Sarah Clements                                0               0
  D. M. Ervine                             12,204               1.4%
  R. J. Kelly                                 500               *
  C. S. Koonce                            155,552 (4)           17.9%
  J. M. Knowlton                            6,076               *
  J. M. Marchello                           2,100               *
  R. B. McFarland                           3,865               *
  D. M. Osnos                                   0               0
  J. D. Ross                                    0               0
  B. K. Wachtel                            11,300               1.3%
  C. S. Weber                              19,912 (3)           2.3%
  All directors and executive officers
     as a group (5)                       280,915               32.3%

  *  Represents less than 1% of outstanding Stock.

  (1) Excludes the following shares that may be acquired within 60 days pursuant to outstanding option grants. The grants are subject to stockholder approval of the VSE Corporation 1996 Stock Option Plan (see "Item No. 3" below): Mr. Bartholomew, 1,708 shares; Mrs. Clements, 469 shares; Mr. Ervine, 3,941 shares; Mr. Kelly, 469 shares; Mr. Koonce, 469 shares; Mr. Knowlton, 1,051 shares; Mr. Marchello, 469 shares; Mr. McFarland, 2,233 shares; Mr. Osnos, 469 shares; Mr. Ross, 469 shares; Miss Wachtel, 469 shares; Mr. Weber, 1,051 shares, and all directors and executive officers as a group, 16,432 shares.

  (2) These shares are held in trust for the benefit of the participants of the Plan. Three VSE officers serve as trustees of the Plan. The participants of the Plan have voting power over 286,159 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 59,414 shares. The mailing address for the Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

  (3) Excludes 59,414 shares beneficially owned or controlled as a trustee of the ESOP/ 401(k) Plan.

  (4) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Excludes 29,800 shares owned by members of his family. Mr. Koonce disclaims any beneficial interest in the shares owned by his family.

  (5) The group, including the trustees of the ESOP/401(k) Plan, consists of 16 persons. The 280,415 shares beneficially owned include 59,414 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

                               Item No. 1

                          Election of Directors

  Nominees

    At the Meeting, stockholders will elect, by a plurality of the votes cast, nine VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders, except for Robert
  J. Kelly, who was appointed as a director by the Board in December 1995, effective as of January 1, 1996. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

    Harold P. Weinberg, who served as a VSE director from 1961 through 1995, retired from the Board as of December 31, 1995, and accordingly, is not seeking reelection.

      The nine nominees for election as VSE directors and certain information regarding them are as follows:
                                                     Director
  Name and Principal Occupation                Age    since
  -----------------------------------------------------------
  David M. Osnos                                64     1968
  Senior partner of Arent Fox Kintner Plotkin & Kahn,
  attorneys-at-law (for more than the past five years);
  also a director of EastGroup Properties and Washington
  Real Estate Investment Trust.

                                                     Director
  Name and Principal Occupation                Age    since
  -----------------------------------------------------------
  Sarah Clements                                85     1987
  Private consultant and formerly Deputy for Material
  Acquisition Management in the Office of the Assistant
  Secretary of the Army  (RDA) (1975 to 1981).  Before
  retiring in 1981, she served for 35 years in the Federal
  Aviation Administration and the Department of the Army.

  Donald M. Ervine                              59     1987
  VSE Chairman of the Board and Chief Executive Officer
  since 1992, VSE President and Chief Operating Officer
  from 1988 to 1992, and prior thereto, senior program
  manager, vice president, senior vice president, and
  executive vice president since 1983.

  Richard B. McFarland                          62     1988
  VSE President and Chief Operating Officer since February
  1993 and a private consultant to VSE from 1988 to 1993;
  formerly executive director of the Navy Ships Parts
  Control Center (1982 to 1988).  Before retiring in 1988,
  he served for 25 years in the Department of the Navy.

  Joseph M. Marchello                           62     1990
  Professor at Old Dominion University in  Norfolk,
  Virginia, chemical engineering; Chancellor of the
  University of Missouri-Rolla from 1976 to 1985 and
  President of Old Dominion University from 1985 to 1988.

  Bonnie K. Wachtel                             40     1991
  Vice President and General Counsel, Wachtel & Co. Inc.,
  Brokers and Underwriters (for more than the past five
  years).  Also a director of Integral Systems Inc. and
  Information Analysis Inc.

  Calvin S. Koonce                              58     1992
  President, Koonce Securities, Inc., a securities
  broker/dealer firm (for more than the past five years).
  Also a director of Exotech Inc.

  Jimmy D. Ross                                 59     1994
  General, U. S. Army (Ret.), formerly Commanding General,
  U. S. Army Materiel Command.  Since retiring in 1994,
  General Ross has served as Senior Vice  President,
  Biomedical Services, for the American Red Cross.

  Robert J. Kelly                               58     1996
  Admiral, U.S. Navy (Ret.), formerly Commander in Chief of
  the U. S. Pacific Fleet.  Since retiring in 1994, Admiral
  Kelly has served as Director of International Operations
  for The Wing Group, a developer of large-scale energy
  projects, and since August 1995 as Chairman of the Board
  of Energetics Incorporated, a VSE subsidiary.

    Committees of the Board

    Audit Committee. The audit committee met three times during 1995 and consists of all non-employee directors including Mr. Kelly, Chairman, Mrs. Clements, and Mr. Osnos. The audit committee is primarily concerned with the effectiveness of VSE accounting policies and practices, financial reporting, and internal controls. The committee recommends to the Board the firm to be appointed as VSE's independent certified public accountants, subject to ratification by the stockholders, and reviews the scope of the annual examination of VSE's books and records. The committee also reviews the audit findings and recommendations of the independent public accountants, considers the organization and work of VSE's internal audit function, and monitors the extent to which the findings and recommendations of these groups have been implemented.

    Compensation Committee. The compensation committee met three times during 1995 and consists of all non-employee directors including Mr. Ross, Chairman, Mr. Koonce, Mr. Marchello, and Miss Wachtel. The committee is primarily concerned with corporate compensation policies, including incentive compensation, the compensation of the chief executive officer, and the compensation of certain other executive officers and employees.

    Nominating Committee. The nominating committee met three times during 1995 and consists of all non-employee directors including Mr. Koonce, Chairman, and Mr. Osnos. The committee is primarily concerned with making recommendations to the Board with respect to nominees to be proposed for election as directors. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the Meeting. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE generally by February 15th, but in any event no later than 90 days before the date in the current year which corresponds to the date on which the Meeting was held during the immediate prior year.

    Planning Committee. The planning committee met two times during 1995 and consists of Mr. McFarland, Chairman, Mr. Marchello, Mr. Ross, and Miss Wachtel. The committee is primarily concerned with making recommendations to the Board with respect to business development and opportunities, including acquisitions.

    Finance Committee. A finance committee was established in late 1995 and met once. The committee consists of Mr. Osnos, Chairman, Mr. Ervine, Mr. Koonce, and Miss Wachtel. The committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements.

    VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all standing committees of the Board. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

  Board Meetings

    During 1995 the Board held six regular meetings. No director attended fewer than 75% of the aggregate of (a) the total number of Board meetings held (during the period during which he or she has been a director) and
  (b) the total number of meetings held by all committees of the Board on which he or she served.

  1995 Director Compensation

    Directors of VSE, excluding directors who are also VSE officers, receive an annual retainer of $10,000 plus $600 per meeting for each regular
  Board meeting or committee attended, not to exceed an aggregate of $17,200 in retainer and meeting fees for the year. Directors who are also VSE officers (Mr. Ervine and Mr. McFarland) are compensated at a rate equal to one-half of the rate of non-employee directors, not to exceed an aggregate of $8,600 for the year.

    Pursuant to a consulting agreement between Mrs. Clements and VSE, Mrs. Clements agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $60 per hour and to reimburse certain related out-of-pocket expenses.

    Pursuant to a consulting agreement between JMM Corporation ("JMM"), which is wholly owned by Mr. Marchello, and VSE, JMM agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $150 per hour for up to the first 20 hours of consulting services rendered in any one month and at the rate of $50 per hour for each hour in excess of 20 hours in any month, and to reimburse certain related out-of-pocket expenses. No services were rendered to VSE pursuant to this agreement in 1995.

    Pursuant to a consulting agreement between Mr. Ross and VSE, Mr. Ross agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $100 per hour, not to exceed $50,000 per year.

    For services rendered to VSE during 1995, Mrs. Clements and Mr. Ross received consulting fees and reimbursements for certain related out-of-pocket expenses in the aggregate amounts of approximately $15,125 and $6,400, respectively. VSE believes that the fees paid under the consulting agreements are no more than would be paid for similar services to non-affiliated parties.

  Changes in Director Compensation

    Effective January 1, 1996, the Board made the following changes in compensating VSE directors. Each non-employee director will be compensated at an annual rate of $17,200, prorated for a partial year of service. Directors who are employees of VSE will receive no additional compensation for service as a director. In addition, no compensation will be paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE or any of VSE's subsidiaries or divisions, unless authorized as a special assignment by the Board. The foregoing changes do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

    Also effective in 1996, directors may be awarded stock option grants, subject to stockholder approval of the VSE Corporation 1996 Stock Option Plan (see "Item No. 3").

  Certain Relationships and Related Transactions

    Pursuant to an agreement dated as of January 1, 1996, Donald M. Ervine serves as the Chief Executive Officer of VSE. Mr. Ervine is paid a base salary of $225,000 per annum and is employed for a term ending on January 1, 1999. This term is automatically extended for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary shall be subject to review in January of each year in which the agreement is in effect, provided that the base salary shall not be less than $225,000 per annum. Mr. Ervine shall also be eligible to receive an annual performance bonus each year as determined by the Board or its compensation committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months. If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his base salary then in effect. The agreement includes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. In the event of a change of control of VSE, as defined, and without his consent, Mr. Ervine is assigned duties materially inconsistent with his position and status with VSE, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severane compensation payment equal to three times his annual base salary then in effect.

    Pursuant to an agreement dated as of January 1, 1996, Richard B. McFarland serves as the President and Chief Operating Officer of VSE. The terms and conditions of Mr. McFarland's agreement are in all respects identical to those of Mr. Ervine's agreement except that (a) Mr. McFarland is employed at a minimum base salary of $175,000 per annum, (b) in the event of termination without cause, the lump sum severance compensation payment shall equal his annual base salary then in effect, (c) Mr. McFarland will be nominated to serve as a director of VSE during the term of the agreement, and (d) in the event of a change of control of VSE, as defined, Mr. McFarland may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his annual base salary then in effect.

    There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

    The law firm of Arent Fox Kintner Plotkin & Kahn, of which Mr. Osnos is a senior partner, has represented and is expected to continue to represent VSE on various legal matters.

    See "1995 Director Compensation" above for a description of certain individual consulting agreements between VSE and Mrs. Clements, Mr. Marchello, and Mr. Ross which were effective in 1995 and were canceled as of January 1, 1996.

    VSE and the trustees of its employee benefit plans effect certain of their transactions in VSE stock and employee benefit plan investments, respectively, through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce.

    The Board recommends a vote FOR the proposal to elect each of the nine persons nominated to serve as a director for the ensuing year, and your proxy will be so voted unless you specify otherwise.


                             Item No. 2

            APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
                             ACCOUNTANTS

    Base on the recommendation of its audit committee, the Board has appointed the firm of Arthur Andersen LLP to be VSE's independent certified public accountants for the year ending December 31, 1996, and recommends to stockholders that they vote for ratification of that appointment.
  Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by stockholders. The ratification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment. In 1995 Arthur Andersen LLP services included an examination of VSE's consolidated financial statements, the financial statements of certain subsidiaries and benefit plans, and tax consulting.

    A representative of Arthur Andersen LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.

    The Board recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen LLP to serve as VSE's independent certified public accountants for the year 1996, and your proxy will be so voted unless you specify otherwise.


                           Item No. 3

               VSE CORPORATION 1996 STOCK OPTION PLAN

    The stockholders are asked to consider and vote on a proposal to adopt the VSE Corporation 1996 Stock Option Plan (the "Plan"), which was adopted by the Board on February 6, 1996. Adoption of the Plan will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the Plan. (The following summary of the Plan is qualified in its entirety by reference to the text of the Plan which is set forth as Exhibit A to this Proxy Statement.)

     VSE does not currently have a stock option plan. Under the proposed five-year Plan, an aggregate of up to 109,479 shares of Stock (representing approximately 12.5% of the currently outstanding Stock) may be purchased pursuant to the grant of options. Approximately 20% of the shares covered by the Plan will be available for grants to non-employee directors of VSE, and approximately 80% of the shares will be available for grants to executive officers and key employees. Options under the Plan are not intended to qualify as "incentive stock options" under
  Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). (See "Federal Income Tax Consequences" below). The Plan will terminate on the earliest of February 5, 2006, or the date on which all options under the Plan have been exercised or terminated.

     The purpose of the Plan is to make awards to non-employee directors, executive officers, and key employees of VSE and its subsidiaries and divisions, and thereby, to further VSE's growth by providing long-term incentives and an identity of interests with VSE's stockholders. (Initially, approximately 15 persons will be eligible to receive options under the Plan.) VSE operates in a highly specialized field in which success is substantially dependent on the expertise of qualified and highly motivated key personnel. Management believes that adoption of the Plan will be of material assistance in recruiting, motivating, and retaining key personnel.

    The Board is authorized, subject to the provisions of the Plan, to construe and interpret the Plan, and to make all determinations necessary or advisable for the administration of the Plan. The Board may designate persons other than Board members to carry out its responsibilities under the Plan, under such conditions and limitations as it may prescribe, except that the Board may not delegate its authority with respect to the grant of options under the Plan. The portion of the Plan which relates to the grant of options will be administered by the Board, provided that a majority of the Board and a majority of the members acting on the matter are non-employee directors. Alternatively, if the Board shall not satisfy the foregoing provisions, or if the Board shall otherwise so specify, the portion of the Plan which relates to the grant of options shall be administered by a committee of at least three directors, all of whom must be non-employee directors. In administering the Plan, the Board may (but is not required to) consider the recommendations of its compensation committee.

     Under the Plan, the option price per share shall not be less than the fair market value of the Stock as of the date each option is granted. The fair market value of the Stock, as defined in the Plan, means on any given date the average closing price of the Stock as reported on the consolidated transaction reporting system for the National Association of Securities Dealers for such of the 30 calendar days prior to the date of the award during which trades of the Stock occurred. The closing price of the Stock on March 21, 1996, was $27 per share.

     Options will be exercisable over the exercise period specified by the Board, but in no event will such period exceed five years from the date of grant. Options will terminate upon voluntary termination of employment, except (i) if the participant dies while an employee, vested options may be exercised within one year after the participant's death (but not after the option termination date), (ii) upon the participant's retirement, vested options may be exercised within three years after the retirement date (but not after the option termination date), and (iii) if the participant's employment is terminated for disability or due to a lay off by VSE, vested options may be exercised within one year after termination (but not after the option termination date). Also, if a participant's employment is terminated for cause (as defined in the Plan), all of his or her options will terminate on the date of such termination for cause.

    The option price shall be paid in full at the time of exercise in cash or, with the Board's approval, Stock held by the participant for at least six months having an aggregate fair market value equal to the aggregate option price of the options exercised or in a combination of cash and Stock.

     Each option granted under the Plan will vest 25% immediately on the date of the grant and 25% on each successive anniversary date after the date of the grant (100% vested after three years). In the event of a "change of control" of VSE (as defined in the Plan), all options granted under the Plan which have not terminated and are held by participants will become immediately vested and may be exercised without regard to any vesting period.

    Subject to stockholder approval of the Plan, it is anticipated that grants covering approximately 65,690 shares of Stock will be awarded, effective as of February 7, 1996, as follows: (a) each of the seven non-employee directors who has been nominated to serve as a director of VSE for the ensuing year (see "Election of Directors" above) will receive an option grant for 1,877 shares and (b) individual option grants will be made to each of eight key executives, as follows: Mr. Ervine (15,765 shares), Mr. McFarland (8,934 shares), Mr. Bartholomew (6,832 shares), and Messrs. Corridon, Karl, Knowlton, Robin and Weber (4,204 shares each). The fair market value of the Stock on February 7, 1996, as defined, was $27.28 per share. After giving effect to the foregoing grants, an aggregate of 43,789 shares will remain available for purchase pursuant to the grant of options during the remaining life of the Plan. Under the Plan, each year commencing with 1997, each then outside director, as defined, will be granted an option to purchase 300 shares.
  Federal Income Tax Consequences

     The following is a brief summary of certain federal income tax consequences relating to options granted under the Plan. This summary is solely for general information and does not make specific representations to any participant. Therefore, each participant is urged to consult with his or her own tax adviser regarding the exercise of options and the sale of Stock acquired under the Plan regarding federal, state, and local tax consequences.

    The grant of stock options will have no immediate tax consequences to VSE or the optionee. If Stock received on the exercise of an option is not subject to a substantial risk of forfeiture, the optionee will recognize ordinary income equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price. It is not contemplated that VSE will, upon the exercise of an option, issue or deliver Stock that is subject to a substantial risk of forfeiture, except as noted in the next paragraph.

     Stock received on the exercise of an option will be treated as subject to a substantial risk of forfeiture for up to a six month period if the sale of the shares at a profit during such six months could subject the optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended ("Section 16(b)"). Under these circumstances, however, the optionee has a right to elect, within a 30-day period from the date of transfer of the shares, to include in his or her taxable income for the taxable year of exercise an amount equal to the excess of the fair market value of such shares at the time of the exercise over the exercise price. If the optionee does not make the preceding election, the optionee will recognize ordinary income upon the expiration of the above-referenced six month period. The amount of such income will be equal to the excess of the fair market value of the shares at that time over the exercise price, and the holding period for determining whether any capital gain or loss on the subsequent sale or exchange of the shares is long-term or short-term capital gain or loss will commence at that time.

    Where ordinary income is recognized by an optionee as described above in connection with shares received on the exercise of an option, VSE will be entitled to a deduction in the amount of ordinary income so recognized by the optionee, provided appropriate tax withholding procedures are implemented or VSE otherwise establishes that the optionee has reported the income on his or her tax return. The Plan requires the employee to pay or make arrangements acceptable to the Board regarding withholding taxes due upon exercise of an option. With the Board's approval, the optionee may make such payments in whole or in part by surrendering Stock.

  Section 16

     Approval of the Plan by the stockholders will exempt the acquisition pursuant to the Plan of a stock option by a VSE director or officer from the provisions of Section 16(b). Section 16(b) provides, among other things, that a director or officer who, within a six-month period, purchases and sells (or sells and purchases) the stock of a corporation which employs him or her is liable to the corporation for the difference between the purchase price and the sale price. Rule 16b-3 under the Exchange Act provides that the acquisition of a stock option by a director or officer of a corporation pursuant to a stock option plan which meets certain requirements (one of which is stockholder approval of the plan) is not subject to Section 16(b).

    The Board recommends a vote FOR the proposal to adopt the VSE Corporation 1996 Stock Option Plan, and your proxy will be so voted unless you specify otherwise.

                        COMPENSATION COMMITTEE REPORT

    The Board has established a compensation committee to (a) review corporate compensation policies, including incentive compensation, (b) set the compensation of the chief executive officer (the "CEO"), and (c) review the compensation of certain other executive officers and employees. The committee is composed entirely of non-employee directors (see "Committees of the Board" above).

  Compensation Philosophy

    VSE's overall compensation philosophy is based on aligning employee compensation with industry standards and with financial performance objectives established by the Board. Under the supervision of the committee, VSE has established compensation policies which are designed to
  (a) attract and retain qualified executive and corporate officers and (b) link total executive compensation to corporate goals and to specific individual goals appropriate for each executive and corporate officer.

    The key elements of VSE executive compensation are base salary and an annual performance bonus. VSE does not have a long-term incentive plan. During 1995 the committee retained an independent, professional compensation firm to review VSE compensation policies and to make recommendations with respect to a long-term incentive plan. Subject to stockholder approval, the committee recommended and the Board adopted on February 6, 1996, the VSE Corporation 1996 Stock Option Plan (see "Item No. 3" above).

  Base Salary

    The base salaries for executive officers and other corporate officers are based primarily on comparability to the range of compensation paid by companies of similar size and industry, based on commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a salary range generally between the 25th and the 50th percentile indicated by such surveys.

    During 1993 the committee approved a compensation plan whereby salary ranges and ceilings were set for each of six specified executive and corporate officer pay grades. The intent of this policy was to enhance corporate competitiveness by (a) holding base salaries within a fixed salary range and (b) emphasizing the compensation incentive provided by the performance bonus program.

  Performance Bonus

    Consistent with the emphasis placed on competitiveness by holding salary increases in check, the committee approved a performance bonus plan in 1993 based on achieving corporate and business unit goals. This plan provides for the payment of a performance bonus, generally not to exceed 30% of base salary, on meeting certain specified performance criteria. A performance bonus in excess of 30% of base salary may be authorized when required to comply with incentives established pursuant to a written acquisition or employment agreement and as authorized by the Board.

    The performance criteria or factors used to administer the incentive bonus program are established with the executive officer or manager at the beginning of each year. The performance factors are weighted approximately as follows: 20% on achieving corporate revenue and profit targets, 20% on achieving business unit revenue and profit targets, 15% on achieving budgeted efficiency ratios or cost reduction targets within a business unit, and 45% on achieving specified performance objectives within the business unit, such as proposals submitted and won, new business development, and total quality management.

    Except for the 20% weighting factor assigned for corporate revenue and profit goals, the factors and weightings used to measure the performance of an individual executive or corporate officer depend on the conditions and corporate objectives with respect to the business unit or administrative function in which the executive or corporate officer works.

  All Other Compensation

    All VSE officers are entitled to participate in all company fringe benefit programs, including the VSE ESOP/401(k) plan, which is an IRS qualified plan available to all eligible employees. Amounts contributed to the VSE ESOP/401(k) on behalf of the named executive officers are included in the "Summary Compensation Table."

    During 1994 the Board adopted a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all VSE officers to replace the former deferred compensation plan (the"DCU Plan"). The DSC Plan provides, at the Board's discretion, for an annual bonus pool not to exceed 12% of consolidated net income for the year. The annual bonus pool is allocated to the participant accounts of corporate officers in proportion to the ratio of the officer's performance bonus for the year (see "Performance Bonus" above) to total officer performance bonuses for the year. Pursuant to the DSC Plan, a bonus pool of approximately $165,000 was authorized for 1995 for allocation to 27 participant officer accounts. Benefits under the DSC Plan and predecessor DCU Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of VSE. Amounts contributed to the DSC Plan during 1995 and 1994 and to the DCU Plan during 1993 on behalf of the named executive officers are included in the Summary Compensation Table.

  Chief Executive Officer Compensation

    During 1995, 1994 and 1993, VSE's chairman and chief executive officer ("CEO") (Mr. Ervine) was compensated in a manner consistent with the foregoing. The committee recommended a base salary of approximately $200,000 per annum for the CEO based on the salaries paid to CEO's at similarly situated companies. See "Base Salary" discussion.

    The CEO's performance bonus for each of the years presented was determined by the committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term shareholder goals. The first three factors are measured based on interim consolidated financial statements or management reports which are subject to adjustment based on annual audited financial statements.
  The last two factors are subjective measures evaluated by the committee in executive session. Based on its evaluation, and giving consideration to the CEO's contribution and leadership in the award of a major, ten-year contract to VSE and the timely completion of two significant corporate acquisitions, the committee recommended a CEO performance bonus of $200,000 for 1995.

    The performance bonus for VSE's president and chief operating officer ("COO") (Mr. McFarland) was similarly based. See "Performance Bonus" discussion.


  Employment Agreements

    The committee also considered the performance of the CEO and COO (Mr. Ervine and Mr. McFarland) in managing the growth and operations of VSE during the prior three year period of industry consolidation, Government downsizing, and spending restraint. In the opinion of the committee, the retention of the CEO and COO and their continued motivation to manage VSE growth and lead the VSE management team are essential to maintaining corporate momentum and increasing shareholder value in the years immediately ahead. Accordingly, the committee recommended and the Board approved employment agreements with Mr. Ervine and Mr. McFarland effective January 1, 1996 (see "Certain Relationships and Related Transactions" above for a description of the employment agreements).

  COMPENSATION COMMITTEE:

                           Jimmy D. Ross (Chair)
                           Calvin S. Koonce
                           Joseph M. Marchello
                           Bonnie K. Wachtel

  Compensation Committee Interlocks and Insider Participation

    The compensation committee consists of four non-employee directors, including two directors (Messrs. Marchello and Ross) who had consulting services agreements with VSE in 1995. See "1995 Director Compensation" and "Changes in Director Compensation" above.

    Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management." The trustees of VSE's employee benefit plans effect certain of their transactions through Koonce Securities, Inc., which is wholly owned by Mr. Koonce, and through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer, and shareholder.

    Mr. Osnos is a senior partner of the law firm of Arent Fox Kintner Plotkin & Kahn, which firm has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

    VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all Board committees, including the compensation committee. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

  Summary Compensation Table

    The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the chief executive officer (1) (2).

                                          Annual Compensation    All Other (3)
  Name and Principal Position     Year    Salary        Bonus    Compensation
  ---------------------------     ----   --------     --------   ------------
  Donald M. Ervine                1995   $203,700     $200,000     $62,400
    Chairman of the Board and     1994    203,700       59,100      35,600
    Chief Executive Officer       1993    203,700       47,700      30,400

  Richard B. McFarland            1995   $146,500     $160,000     $51,300
    President and                 1994    146,500       49,400      30,200
    Chief Operating Officer       1993    139,500       37,000      21,900

  Byron S. Bartholomew            1995   $139,400      $12,700     $31,100
    Executive Vice President      1994    139,400       15,600      11,900
    and Marketing Director        1993    139,400       16,500      24,200

  James M. Knowlton               1995   $101,400      $45,000     $14,300
    Senior Vice President         1994     97,800       13,800       7,100
    and General Manager           1993     89,800       13,500      10,400

  Craig S. Weber                  1995   $114,000      $30,000     $21,400
    Senior Vice President,        1994    108,200       13,100      11,700
    Chief Financial Officer,      1993    108,200       14,400      18,500
    Secretary and Treasurer


  (1) The column "Other Annual Compensation" has been omitted because the amounts paid by VSE, if any, aggregate less than the minimum disclosure levels.

  (2) The column "Long-Term Compensation" has been omitted because VSE has no long-term compensation plan (see "Item No. 3" above).

  (3) The column headed "All Other Compensation" includes contributions made to two "defined contribution" employee benefit plans: (a) the VSE ESOP, which is generally available to all VSE employees, and (b) the DSC Plan or its predecessor (see plan description in "All Other Compensation" in the "Compensation Committee Report"). This column also includes (c) Board and committee meeting fees paid to named executive officers (see "1995 Director Compensation" and "Changes in Director Compensation" above). The component amounts for 1995 for the named executive officers in the order listed above were approximately as follows: (a) $3,000, $3,000, $3,000, $2,935, and $3,000; (b) $50,814, $40,651, $25,530,
  $11,433, and $14,189; and (c) $8,600, $7,700, $2,650, $0, and $4,300.

  Performance Graph

    Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the Nasdaq Stock Market, and VSE's 4-digit industry SIC Code is 8711, Engineering Services. Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the Nasdaq Stock Market (U. S. companies) ("Nasdaq Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").


                    Total Return to Stockholders*

                           [insert graph]

    * Total return assumes reinvestment of dividends and assumes $100 invested on January 1, 1990, in VSE Stock, the Nasdaq Index, and the Industry Index.



  Performance Graph Table

                     1990  1991   1992  1993  1994  1995
  VSE Stock           100    78    125   163   202   392
  Nasdaq Index        100   128    130   155   163   212
  Industry Index      100   122    101    96    67    85



                         Stockholder Proposals

    Proposals of stockholders intended to be presented at VSE's 1997 annual meeting of stockholders must be received by VSE's secretary at its principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on December 5, 1996, to be considered for inclusion in VSE's proxy material relating to such meeting.



  Other Matters

    VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

    Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.




                        By Order of the Board of Directors,


                        C. S. Weber, Secretary


  April 3, 1996